AGREEMENT BETWEEN
                     ASSOCIATED GOLF MANAGEMENT, INC.
                         & THE GOLFER'S ADVANTAGE


     THIS AGREEMENT is made this 5th day of March, 1999, by and among ASSOCIATED GOLF MANAGEMENT, INC. (hereafter referred to as "AGMX") and THE GOLFER'S ADVANTAGE (hereinafter referred to as "TGA").


     WHEREAS, AGMX and TGA desire to form a Business Agreement in the State of Florida:


     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be bound hereby, agree as follows:

     1. The parties hereby agree to engage in the promotion of TGA membership and products through AGMX websites.

     2. Any property, personal or corporate, purchased by either party after the date of this agreement shall remain the property of the purchasing party unless agreed to by the other party in writing.

     3. The parties contemplate and understand that AGMX and TGA are separate and independent corporations. It is the intent of the parties that AGMX and TGA remain separate and distinct corporations from each other. As such AGMX and TGA will maintain separate bank accounts for their respective businesses.

     4. Any action taken or statement made by TGA or in representation of TGA's products shall be solely the decision of TGA, and therefore, TGA shall be responsible for any grievance negligence action, or any other action resulting from any work performed by, services provided by, accounting practices of, or business actions of TGA.
             Similarly, any action taken or statement made by AGMX or in representation of AGMX's services shall be solely the decision of AGMX, and herefore, AGMX shall be responsible for any grievance, negligence action, or any other action resulting from any work performed by, services provided by, accounting practices of, or business actions of AGMX.

     5. AGMX shall not hold itself out or make any statements that would lead any individual, business or entity to believe that the actions of AGMX are binding upon or lead to any potential liability of TGA.
            Similarly, TGA shall not hold itself out or make any statements that would lead any individual, business or entity to believe that the actions of TGA are binding upon or lead to any potential liability of AGMX.

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     6.     Pursuant to this Agreement.  TGA shall receive the rights to use all web-sites and links to AGMX and its affiliates to promote TGA membership and products. Such web-sites can be found on, but are not not
be limited to:   Yahoo.com; Amazon.Com.; and Braodcast.com.

     7. AGMX and TGA agree to jointly develop, product and market the products known as "The Wedge System", the "Tucker Short Game Test" and other future products.

     8. TGA shall be solely responsible for warranting all golf-related products produced by them according to their warranty agreements. TGA agrees to hold harmless AGMX for any claim against TGA's warranties.

     9. AGMX and TGA shall maintain separate accounting for their individual corporations and there shall be no responsibility of TGA for any accounting decisions or accounting actions taken by AGMX.
     Similarly, there shall be no responsibility of AGMX for any accounting decisions or accounting actions taken by TGA.

    10. TGA agrees to pay AGMX twenty percent (20%); of any gross revenue generated by TGA membership purchased through AGMX or AGMX affiliated web-sites. For the purposes of this section, "gross revenues" shall mean income generated by the sale of memberships to TGA after a two and a half percent (2-1/2%) processing fee. Gross revenues shall also mean revenue generated before tax.

    11. AGMX agrees to pay TGA twenty percent (20%) of any gross revenue generated by the purchase of AGMX products by TGA members, TGA non-members or any other TGA related contact. For the purposes of this section, "gross revenues" shall mean income generated by the sale of memberships to TGA after a two and a half percent (2-1/2%) processing fee. Gross revenues shall also mean revenue generated before tax.

    12. If any debts are owed by AGMX either prior to or after the date of this contract, they shall remain the sole responsibility of AGMX. If any debts are owed by TGA either prior to or after the date of this contract, they shall remain the sole responsibility of TGA.

    13. This Agreement and Business relationship shall exist commencing on execution of this Agreement by all parties, and shall continue unless terminated earlier as hereinafter provided.

    14. This Agreement may be terminated at any time by agreement of the parties, in which event the parties shall proceed with reasonable promptness to liquidate the profits obtained by virtue of this Agreement. The assets of the business shall be used and distributed in the following order: (a) To pay or provide for the payment of all commonly incurred liabilities and obligations; (b) As income to the parties in accordance with this Agreement.

    15. All controversies arising under or in connection with, or relating to any alleged breach of, this agreement shall be settled by arbitration in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon any aware rendered may

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be entered in any court having jurisdiction.  This section can be waived by consent of both parties in writing.

    16. This agreement shall be binding upon and inure to the benefit of the parties hereto solely. This agreement is not assignable to any other party unless consented thereto in writing by both parties.

    17. This agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, negotiations and understandings of any nature with respect to the subject matter hereto. No amendment, waiver or discharge of any of the provisions of this agreement shall be effective against any party unless that party shall have consented thereto in writing.

    18. This agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Florida.


     IN WITNESS WHEREOF, AGMX AND TGA have caused this agreement to be duly executed the day and year set out below.


/s/ Edward Pearce                            3/5/99
---------------------------------          ------------
Edward Pearce, President                      Date
Associated Golf Management, Inc.


/s/ Edward Robinson                           3/5/99
---------------------------------           -----------
Edward Robinson, President
The Golfer's Advantage